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Green Dot Corporation
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The following are verbatim comments made by Steven W. Streit, Chairman and Chief Executive Officer of Green Dot Corporation (the “Company”), during the Company’s first quarter 2016 earnings conference call on May 4, 2016, a recording of which was made available through the Company’s investor relations website:
“Lastly, the CFPB announced that, while delayed, they intend to soon issue their new rules governing prepaid cards. I want to reiterate what we have previously said….that these rules if passed into law as proposed will have no discernable impact on Green Dot’s business. That’s not the case for our largest competitor. From the outside looking in, we know that different prepaid firms can look similar. But for those of you who take the time to compare Green Dot and Netspend -- who is a fine company --you should note that without overdraft fees, analysts estimate that NetSpend could lose as much as 40% or more of their EBITDA, which, based on recent TSYS disclosures, would put Netspend at an adjusted EBITDA margin in the teens. The proposed CFPB rules also require that prepaid providers need to comply with bank-level Reg E consumer protections, which we believe would also add a few million dollars of more additional headwinds to the Netspend model. As a bank, Green Dot has complied with full bank-level Reg E protections for many years now. Furthermore, Netspend’s fee schedule already puts them at the very top of the prepaid market and at the very bottom of the list for consumer advocates, whereas, as we’ve proven, Green Dot’s fee model has plenty of room for upside with a brand reputation that enjoys top consumer ratings. So, if 40% of your profit is going away, and your fees are already maxed-out, what do you do?
“Look, I understand that one of the key tenets of the Harvest proxy campaign is that Netspend is a better company than Green Dot. But when you objectively look at our business and its future prospects and you objectively look at Netspend and their future prospects, if Netspend was still a stand-alone company, do you really think that today, you’d rather own shares in Netspend than Green Dot? At Green Dot, our willingness to forgo short-term profit in order to do the right thing by consumers has not always won us fans from our own industry, but it has sure won us lots of customers and big new business partnerships and we strongly believe that all good things start with treating customers right. That is the best way, we think, to build long term trust with your regulators, consumer advocates and partners, and it’s the best way to build sustainable and long-term value for our shareholders.
“Green Dot’s multi-award winning product suite, its superior technology, its highly respected bank charter, its leading brand name and its strong reputation with consumer advocates and other key stakeholders is why we have been winning deal after deal over our competitors. It’s great to be recognized for doing great things for customers and we thank all of our new and current business partners for their support of our mission to serve customers with great products and services and to serve shareholders with increasing franchise value.
“Before I turn it over to Mark, I want to bring you up to date on our proxy contest with Harvest Capital. Following numerous good faith attempts to settle with Harvest, we are disappointed that we have not been able to come to some reasonable resolution. At the same time, we greatly appreciate the many investors who have met with Mark and me along with a number of our board members - Tim Greenleaf and Mary Dent - to discuss their thoughts about our company and to offer their input on various topics.
“We all greatly value of the input of our investors and are pleased to announce that based on that input, we have made a number of governance changes that we believe are in the best interests of our company and our investors.
“First, on our Q4 earnings call in February, we announced that Green Dot had commenced a search process with the goal of expanding our board and would solicit input and potential director candidate names from our ten largest unaffiliated shareholders. As you can imagine, it is extremely difficult to find quality and qualified board members for a company that is in the middle of a proxy contest. Nevertheless, the strong reputation of our company and the admiration from many of our business model yielded a field of highly qualified potential board candidates from which our Board ultimately appointed three world class members - Chris Brewster, Raj Date and Bill Jacobs. All three have extensive experience in the payments and financial services industries and all are known for being strategic and independent voices. I am thrilled to welcome them all to Green Dot’s Board of Directors. As part of these appointments, our non-independent board member, Sam Altman -- who is amazingly talented by the way. He’s the President of Y Combinator, which is a leading technology incubator in Silicon Valley -- Sam voluntarily agreed to step down from the Board in order to make room for one more independent director without having to expand our seats beyond two. Thank you, Sam, for doing that.
“As part of this Board expansion process, Green Dot’s Nom Gov Committee also evaluated the Harvest nominees and determined that, of the three, Mr. Livingston and Mr. Fanlo were both judged to be unfit to serve on our regulated board based, in part, on negative findings relating to their professional backgrounds uncovered by an independent third-party investigative firm. As such, Green Dot sought to appoint the one remaining candidate, Mr. Gresham as part of its selection process, but Mr. Gresham declined our board’s offer.

“By publicly announcing and conducting an open search and proposing to add qualified and independent board members now, our Board hoped that these changes would serve to create an even stronger board that was in the best interests of all shareholders. Additionally, the Company believed that by offering to appoint at least one of Harvest’s own board candidates to our board, that Harvest would be willing to settle and save the Company from wasting millions of dollars on a proxy contest. While this strategy did not result work and it did not result in a settlement, the Company did end up with the addition of three great new board members, for whom many of our investors have expressed strong support.
“In other governance news, we’re pleased to let you know that based on your feedback, our board has committed to adopting Proxy Access with that provision to take effect so that it can be used for the next year’s annual meeting of stockholders.
“Next, we’re pleased to let you know that our board has put the matter of majority voting on our proxy ballot which we have urged our investors to approve.
“Further, we have completely re-engineered the compensation programs for me and all other NEOs and executive management to be 100% performance-based with no incentive awards granted for anything but achieving specific annual financial goals. In summary, the Company’s incentive bonus plan structure has been simplified to solely reward cash bonus payments in exchange for meeting certain annual revenue generation targets and to solely award long-term equity incentive restricted shares in exchange for meeting certain annual non-GAAP EPS targets, except for me as CEO, where I have the higher hurdle of only being granted long-term equity incentive awards based upon achieving a certain 3-year “TSR” target.
“Given the aggregate of all of these governance improvements, including the Company’s new highly shareholder-friendly compensation policies, the significant additions to our board, the Company’s clear commitment to growing EPS to at least $1.75 in 2017 and the company’s strong operating and revenue performance thus far in 2016, we believe the evidence is ample that our long term strategic roadmap and all the new initiatives that we announced well before the Harvest 13D filing are working as designed. We firmly believe we have the right board to keep the great momentum going and we are asking for your support by voting for Tim Greenleaf, Mike Moritz and me so that we can continue to stay on track and can continue to execute our Six Step Plan. If we fail to hit that plan, or if we lose key deals in the pipeline or if we lose key leadership as a result of all this activity, we worry that our company could suffer long-term damage to our growing franchise value.
“As our investors, you’re important to me and our board and we want you to know we’re listening and that we care about you and we want your vote so that we can continue to focus on making you money.”